Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/26/09	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

MCDONALD’S DELIVERS ANOTHER YEAR OF STRONG RESULTS IN 2008

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the fourth quarter and the year, driven by global comparable sales growth.

“2008 was a strong year for McDonald’s,” said Chief Executive Officer Jim Skinner. “Through our strategic focus on menu choice, food quality and value, the average number of customers served per day increased to more than 58 million in 2008. Comparable sales and guest counts were positive across all segments for every quarter, and the Company delivered double-digit growth in operating income for the fourth quarter and the year. These accomplishments validate the strength and resilience of McDonald’s Plan to Win.”

Full year 2008 highlights included:

•	Global comparable sales increase of 6.9%, including U.S. 4.0%, Europe 8.5%, and Asia/Pacific, Middle East and Africa 9.0%

•	Growth in McDonald’s combined operating margin of 320 basis points to 27.4%, after adjusting for the impact of the 2007 Latin America transaction

•	Operating income increases in the U.S. 8%, Europe 23% (17% in constant currencies) and Asia/Pacific, Middle East and Africa 33% (28% in constant currencies)

•	Earnings per share from continuing operations of $3.76, an increase of 16% (14% in constant currencies), after adjusting for the impact of the 2007 Latin America transaction

•

Return of $5.8 billion to shareholders through shares repurchased and dividends paid, including a 33% increase in the quarterly cash dividend to $0.50 per share for the fourth quarter – bringing our current annual dividend rate to $2.00 per share

Fourth quarter highlights included:

•	Global comparable sales increase of 7.2%, fueled by the U.S. 5.0%, Europe 7.6% and Asia/Pacific, Middle East and Africa 10.0%

•	Consolidated operating income increase of 11% (20% in constant currencies)

•	Earnings per share of $0.87 compared with earnings per share of $1.06 in fourth quarter 2007, which included a 2007 net benefit of $0.33 per share related to certain tax items

McDonald’s U.S. delivered very strong results for the quarter and year by seizing opportunities in the key growth areas of chicken, breakfast, beverages and convenience. Throughout 2008, the U.S. built brand loyalty by reinforcing the Company’s dedication to value, convenience and menu variety with the addition of the Southern Style Chicken biscuit and sandwich, drive-thru enhancements to improve service and ongoing expansion of McCafe specialty coffees.

In Europe, ongoing efforts to strengthen brand relevance generated impressive fourth quarter and full year results. Full year comparable sales were positive in every European market as more customers enjoyed McDonald’s combination of seasonal and premium menu selections, compelling value options and inviting restaurants.

Asia/Pacific, Middle East and Africa posted robust comparable sales and operating income growth for the quarter and year. Strong results across the segment were driven by operations excellence and a sharp focus on breakfast, convenience and everyday affordability.

Jim Skinner added, “Our disciplined approach to financial management continues to be an important component of McDonald’s success. We remain committed to enhancing shareholder value by investing capital prudently, optimizing our restaurant ownership mix and returning cash to shareholders. To date, we have returned $11.5 billion to shareholders through dividends and share repurchases toward our target of $15 billion to $17 billion for 2007 through 2009. For 2009, we plan to invest $2.1 billion of capital to open about 1,000 new McDonald’s restaurants and reinvest in our existing locations.”

Jim Skinner concluded, “I am pleased with McDonald’s 2008 results, which were achieved through the dedication of our Owner/Operators, suppliers and employees who provide an exceptional restaurant experience for our customers each and every day. McDonald’s begins 2009 with six years of momentum, a business model that has delivered even in challenging economic conditions and January sales that remain strong. I am confident that our alignment behind the Plan to Win and our focus on what matters most to customers will continue to generate positive results for our System and shareholders.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended December 31,	2008	2007	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Revenues	$5,565.0	$5,753.6	(3)	5
Operating income	1,502.2	1,354.6	11	20
Net income	985.3	1,273.2	(23)	(17)
Earnings per share-diluted*	0.87	1.06	(18)	(11)

*	The following 2007 items, which total $0.33 per share, impact the constant currency comparison of diluted earnings per share for the quarter ended December 31, 2008 compared with 2007. In total, these items negatively impact the constant currency comparison by 40 percentage points:

2007

•	$0.26 per share of income tax benefit resulting from the completion of an Internal Revenue Service (IRS) examination of the Company’s 2003-2004 U.S. federal income tax returns;

•	$0.09 per share of income tax benefit due to tax developments in the quarter related to foreign operations; partly offset by

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

Years ended December 31,	2008	2007	% Inc	% Inc Excluding Currency Translation
Revenues	$23,522.4	$22,786.6	3	1
Operating income	6,442.9	3,879.0	66	62
Income from continuing operations	4,313.2	2,335.0	85	80
Income from discontinued operations		60.1	n/m	n/m
Net income	4,313.2	2,395.1	80	76
Earnings per share from continuing operations-diluted	3.76	1.93	95	90
Earnings per share from discontinued operations-diluted		0.05	n/m	n/m
Earnings per share-diluted	3.76	1.98	90	85

n/m Not meaningful

In August 2007, the Company sold its investment in Boston Market. As a result, Boston Market’s results of operations and transaction gain are reflected as discontinued operations for the full year 2007.

In August 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. The Company refers to these markets as “Latam.” Under the new ownership structure, the Company now receives royalties in these markets instead of a combination of Company-operated sales and franchised rents and royalties.

In addition to the reported results shown above, consolidated results for the year ended December 31, 2007 are presented below excluding the impact of the Latam transaction. Management believes the Latam transaction and the associated charges are not indicative of ongoing operations due to the size and scope of the transaction. Management believes that the adjusted results better reflect the underlying business trends relevant to the periods presented.

The following table presents a reconciliation of the key consolidated highlights for the years ended December 31, 2008 and 2007 to the highlights excluding the net impact of the impairment charge from the Latam transaction.

Years ended December 31,	2008	2007*	Latam Transaction*	2007 Excluding Latam Transaction	Adjusted % Inc	Currency Translation Benefit	Adjusted % Inc Excluding Currency Translation
Revenues	$23,522.4	$22,786.6		$22,786.6	3	$440.6	1
Operating income	6,442.9	3,879.0	$(1,640.6)	5,519.6	17	163.4	14
Income from continuing operations	4,313.2	2,335.0	(1,578.6)	3,913.6	10	103.1	8
Income from discontinued operations		60.1		60.1	n/m		n/m
Net income	4,313.2	2,395.1	(1,578.6)	3,973.7	9	103.1	6
Earnings per share from continuing operations-diluted**	3.76	1.93	(1.30)	3.23	16	0.09	14
Earnings per share from discontinued operations-diluted		0.05		0.05	n/m		n/m
Earnings per share-diluted**	3.76	1.98	(1.30)	3.28	15	0.09	12

n/m Not meaningful

*	Included impairment and other charges of $1,665.3 million, partly offset by a benefit of $24.7 million due to eliminating depreciation on the assets in Latam in mid-April 2007, and a tax benefit of $62.0 million.

**	The following items impact the comparison of adjusted constant currency growth in diluted earnings per share from continuing operations and diluted earnings per share for the year ended December 31, 2008 compared with 2007. On a net basis, these items negatively impacted the comparison by 6 percentage points:

2008

•	$0.09 per share after tax gain on the sale of the Company’s minority interest in Pret A Manger.

2007

•	$0.26 per share of income tax benefit resulting from the completion of an IRS examination of the Company’s 2003-2004 U.S. federal income tax returns; partly offset by

•	$0.02 per share of income tax expense related to the impact of a tax law change in Canada.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent transactions at all restaurants, including those operated by the Company, franchisees, developmental licensees and affiliates, in operation at least thirteen months including those temporarily closed. Comparable sales exclude the impact of currency translation. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays, weekend days and timing of holidays, referred to as the calendar shift/trading day adjustment, can impact our comparable sales and comparable guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on January 26, 2009. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and year ended December 31, 2008.

The Company plans to release January 2009 sales information on February 9, 2009.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc /(Dec)

Quarters ended December 31,	2008	2007	$	%
Revenues
Sales by Company-operated restaurants	$3,855.0	$4,103.2	(248.2)	(6)
Revenues from franchised and affiliated restaurants	1,710.0	1,650.4	59.6	4

TOTAL REVENUES	5,565.0	5,753.6	(188.6)	(3)

Operating costs and expenses
Company-operated restaurant expenses	3,190.9	3,397.9	(207.0)	(6)
Franchised restaurants–occupancy expenses	298.3	295.1	3.2	1
Selling, general & administrative expenses	622.3	660.5	(38.2)	(6)
Impairment and other charges, net	5.0	3.7	1.3	35
Other operating (income) expense, net	(53.7)	41.8	(95.5)	n/m
Total operating costs and expenses	4,062.8	4,399.0	(336.2)	(8)

OPERATING INCOME	1,502.2	1,354.6	147.6	11

Interest expense	116.2	113.2	3.0	3
Nonoperating (income) expense, net	(11.1)	(42.9)	31.8	74

Income before provision for income taxes	1,397.1	1,284.3	112.8	9
Provision for income taxes	411.8	11.1	400.7	n/m

NET INCOME	$ 985.3	$1,273.2	(287.9)	(23)

EARNINGS PER SHARE-DILUTED	$ 0.87	$ 1.06	(0.19)	(18)

Weighted average shares outstanding-diluted	1,131.6	1,196.8	(65.2)	(5)

n/m Not meaningful

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McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc /(Dec)

Years ended December 31,	2008	2007	$	%
Revenues
Sales by Company-operated restaurants	$16,560.9	$16,611.0	(50.1)	—
Revenues from franchised and affiliated restaurants	6,961.5	6,175.6	785.9	13

TOTAL REVENUES	23,522.4	22,786.6	735.8	3

Operating costs and expenses
Company-operated restaurant expenses	13,652.9	13,741.7	(88.8)	(1)
Franchised restaurants–occupancy expenses	1,230.3	1,139.7	90.6	8
Selling, general & administrative expenses	2,355.5	2,367.0	(11.5)	—
Impairment and other charges, net	6.0	1,670.3	(1,664.3)	n/m
Other operating (income) expense, net	(165.2)	(11.1)	(154.1)	n/m
Total operating costs and expenses	17,079.5	18,907.6	(1,828.1)	(10)

OPERATING INCOME	6,442.9	3,879.0	2,563.9	66

Interest expense	522.6	410.1	112.5	27
Nonoperating (income) expense, net	(77.6)	(103.2)	25.6	25
Gain on sale of investment	(160.1)		(160.1)	n/m

Income from continuing operations before provision for income taxes	6,158.0	3,572.1	2,585.9	72
Provision for income taxes	1,844.8	1,237.1	607.7	49

Income from continuing operations	4,313.2	2,335.0	1,978.2	85

Income from discontinued operations (net of taxes of $34.5)		60.1	(60.1)	n/m

NET INCOME	$ 4,313.2	$ 2,395.1	1,918.1	80

Earnings per share-diluted
Continuing operations	$ 3.76	$ 1.93	1.83	95
Discontinued operations		0.05	(0.05)	n/m

EARNINGS PER SHARE-DILUTED	$ 3.76	$ 1.98	1.78	90

Weighted average shares outstanding-diluted	1,146.0	1,211.8	(65.8)	(5)

n/m Not meaningful

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